As filed with the Securities and Exchange Commission on March 30, 2007.

Registration No. 333–123340

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN CAPITAL STRATEGIES, LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-145-1377
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center

14th Floor

Bethesda, Maryland 20814

(301) 951-6122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel A. Flax, Esq.

Executive Vice President, General Counsel and Secretary

American Capital Strategies, Ltd.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

(301) 951-6122

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Richard E. Baltz, Esq.

Arnold & Porter LLP

555 Twelfth Street, N.W.

Washington, D.C. 20004

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement as the Registrant may determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post–effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

PROSPECTUS

AMERICAN CAPITAL STRATEGIES, LTD.

Third Amended and Restated Dividend Reinvestment Plan

5,000,000 shares of Common Stock

This prospectus relates to 5,000,000 shares of common stock, $0.01 par value per share, of American Capital Strategies, Ltd. registered for purchase under the American Capital Strategies, Ltd. Third Amended and Restated Dividend Reinvestment Plan (which we call the “Plan”). We previously established and amended and restated the Plan, and we have now further amended and restated the Plan. This Prospectus describes the Plan, as amended and restated.

The Plan provides our stockholders with a simple and convenient method of investing cash dividends and distributions in our common stock at a modest discount from current market price. Our common stock is quoted on The NASDAQ Global Select Market under the symbol “ACAS.” We suggest that you retain this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 30, 2007

When used in this prospectus, the terms “ACAS,” “American Capital,” “we,” “our,” or “us” or other similar terms mean American Capital Strategies, Ltd., unless we state otherwise or the context indicates otherwise.

We have not authorized any person to give you any information or to make any representation not contained in this prospectus, and, if given or made, you should not rely upon such information or representation as having been authorized by us. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state in which it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale in connection with it means or implies that our affairs or the facts described in this prospectus have not changed since the date of this prospectus.

Information contained or incorporated by reference in this prospectus or prospectus summary may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “plans,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. The matters described throughout this prospectus and in any exhibits to the registration statement of which this prospectus is a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

THE COMPANY

Business

General

We are the largest business development company (“BDC”) and the second largest U.S. publicly traded alternative asset manager. We, both directly and through our global asset management business, are an investor in management and employee buyouts, private equity buyouts and early stage and mature private and public companies. Our primary business objectives are to increase our taxable income, net operating income and net asset value by investing in senior debt, subordinated debt and equity of private and public companies with attractive current yields and/or potential for equity appreciation and realized gains and by investing in our alternative asset manager business. Our business consists of two primary segments—our investment portfolio and our alternative asset management business.

American Capital Fund

American Capital is a Delaware corporation, which was incorporated in 1986. On August 29, 1997, we completed an initial public offering (“IPO”) of our common stock and became a non-diversified, closed end investment company and have elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (the “1940 Act”). On October 1, 1997, we began operations so as to qualify to be taxed as a regulated investment company (“RIC”) as defined in Subtitle A, Chapter 1, under Subchapter M of the Internal Revenue Code of 1986, as amended. As a RIC, we are not subject to federal income tax on the portion of our taxable income and capital gains we distribute to our stockholders.

American Capital provides investment capital to middle market companies, which we generally consider to be companies with sales between $10 million and $750 million. We invest in and sponsor management and employee buyouts, invest in private equity sponsored buyouts and provide capital directly to early stage and mature private and small public companies. In addition, we invest in commercial mortgage backed securities (“CMBS”) and collateralized debt obligation (“CDO”) securities and invest in investment funds managed by us. We invest primarily in senior and mezzanine (subordinated) debt and equity of companies in need of capital for buyouts, growth, acquisitions and recapitalizations. Our ability to fund the entire capital structure is an advantage in completing many middle market transactions. Currently, we will invest up to $750 million in a single middle market transaction in North America. Our largest investment at cost as of December 31, 2006, excluding investment funds, was $247 million. Our largest investment in an investment fund at cost as of December 31, 2006, was $654 million. As of December 31, 2006, our average investment size, at fair value, was $43 million, or 0.5% of total assets.

Historically, a majority of our financings have been to assist in the funding of change of control management buyouts, and we expect that trend to continue. Capital that we provide directly to private and small public companies is used for growth, acquisitions or recapitalizations. From our IPO in 1997, through December 31, 2006, we invested over $3 billion in equity securities and over $10 billion in debt securities of middle market companies as well as CMBS and CDO securities, including approximately $446 million in funds committed but undrawn under credit facilities and equity commitments. Our loans typically range from $5 million to $100 million, mature in five to ten years, and require monthly or quarterly interest payments at fixed rates or variable rates generally based on the London Interbank offered rate (“LIBOR”) rate, plus a margin. We price our debt and equity investments based on our analysis of each transaction. As of December 31, 2006, the weighted average effective interest rate on our debt securities was 12.3%.

Public Manager of Funds of Alternative Assets

We are a leading global alternative asset manager with $9.8 billion in assets under management as of December 31, 2006, including $2.5 billion under management of third party funds. In addition to managing

American Capital’s assets and providing management services to portfolio companies of American Capital, we have successfully launched our initiative to be a publicly traded alternative asset manager of additional third party funds. During 2005 and 2006, we launched our first three alternative asset funds in addition to American Capital—European Capital Limited (“ECAS”), American Capital Equity I, LLC (“ACE I”) and ACAS CLO 2007-1, Ltd. (“ACAS CLO”). We manage these funds either through consolidated operating subsidiaries or wholly-owned portfolio companies. We refer to the asset management business throughout this prospectus to include both the asset management conducted by both our consolidated operating subsidiaries and our wholly-owned asset management portfolio companies.

Through our asset management business, we earn base management fees based on the size of our funds and incentive income based on the performance of our funds. In addition, we may invest directly into our alternative asset funds and earn investment income from our principal investments in those funds. We intend to grow our existing funds, while continuing to create innovative products to meet the increasing demand of sophisticated investors for superior risk-adjusted investment returns.

We expect to continue to develop our asset management business as a publicly traded manager of funds of alternative assets. Our corporate development team and marketing department conduct market research and due diligence to identify industry and geographic sectors of alternative assets that have attractive investment attributes and where we can create an alternative asset fund with attractive return prospects. In addition to alternative asset funds focused on a specific industry or geographic location, we will also identify potential alternative asset funds that will investment in a specific security type such as first lien debt, second lien debt, real estate loans or equity securities. As particular funds are selected, we hire investment professionals with experience in the proposed asset class for the alternative asset fund. American Capital may make initial investments directly in the assets of a proposed alternative asset fund. Those assets may either be sold or contributed to the proposed alternative asset fund upon formation of the fund. It is expected that separate alternative asset funds would then be established, which would raise capital, a portion of which could be funded by us. We would expect to enter into asset management agreements with the alternative asset fund either by a wholly-owned consolidated operating subsidiary or a wholly-owned portfolio company.

Information regarding our investments in portfolio companies is publicly available in our filings with the Securities and Exchange Commission, or SEC, which are available on the SEC’s web site at http://www.sec.gov.

Our principal executive office is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. The telephone number is (301) 951-6122.

USE OF PROCEEDS

We cannot determine precisely the number of shares of common stock that ultimately may be sold pursuant to the Plan, the extent to which shares will be purchased directly from us rather than in the open market, or the prices at which shares will be sold. The net proceeds from any purchases of common stock directly from us under the Plan would provide us with funds that we would expect to use for general corporate purposes. We will receive no proceeds from any shares purchased in market transactions.

PLAN OF DISTRIBUTION

The Plan allows for dividends to be reinvested into shares acquired by the plan administrator either on the market or through receipt of newly issued or treasury shares of common stock from us. If the shares are purchased on the market, we will absorb all administrative expenses connected with the operation of the Plan, except for brokerage commissions. Brokerage commissions shall be borne pro rata by the Plan participants.

DIVIDEND REINVESTMENT PLAN

Details of the Plan are set forth below in question and answer format. Further questions and correspondence should be directed to either American Capital Strategies, Ltd. (Attention: Investor Relations) or the plan administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 43078

Providence, RI 02940-3078

(800) 733-5001 (U.S and Canada)

(781) 575-3400 (Outside U.S. and Canada)

www.computershare.com

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide our stockholders with a simple and convenient method of investing cash dividends and distributions in additional shares of our common stock at a modest discount from our common stock’s current market price. Participants in the Plan may have cash dividends and distributions automatically reinvested without charges for recordkeeping, and may take advantage of the custodial and reporting services provided by Computershare Trust Company, N.A. (the “plan administrator” or “Computershare”), at no additional cost.

Administration

2.	What does the plan administrator do?

The Plan is administered by Computershare Trust Company, N.A. The plan administrator administers the Plan for participants, keeps records, sends statement of accounts to participants, and performs other duties relating to the Plan.

Enrollment and Participation

3.	How does a stockholder enroll?

The Plan is an “opt-in” plan. You may join the Plan by signing an enrollment form and returning it to the plan administrator or you may enroll by accessing your plan account at the plan administrator’s website, www.computershare.com. The enrollment form must be received by the plan administrator prior to the dividend record date in order to take effect as of the related dividend payment. Enrollment forms may be obtained at any time by telephonic, Internet or written request to the plan administrator.

A dividend record date is, with respect to any dividend or distribution declared by our board of directors, the date set by our board of directors for determining stockholders of record entitled to receive the dividend or distribution.

4.	What if the shares are held by a broker, bank or nominee?

If your shares are held on the books of the plan administrator in the name of a broker, bank or other nominee (a “Nominee”), your distributions will be reinvested automatically by the Nominee in additional shares under the Plan only if your Nominee provides such a service and you elect to participate in the Plan. Many Nominees do not provide such a service and routinely request dividends and distributions to be paid in cash on all shares registered in their names. Therefore, if your shares are held for your account by a Nominee and you would like to participate in the Plan, then, in addition to enrolling in the Plan as provided in Question 3, you must either make appropriate arrangements for your Nominee to participate on your behalf, or you must become a stockholder of record by having a part or all of your shares transferred to your own name. If your shares are held in the name of a Nominee, you should contact the Nominee for details.

5.	What if a stockholder would rather receive cash?

If you would rather receive cash, you should not enroll in the Plan or, if you are enrolled in the Plan, you must notify the plan administrator through the Internet, by telephone or in writing that you would like to terminate your participation in the Plan. You may terminate your participation in the Plan at any time. The procedure for terminating participation in the Plan is explained in the answer to Question 19.

6.	What if a stockholder wishes to receive cash on only some of his or her shares?

If you wish to receive dividends and distributions in cash on some of your shares, and have the remaining dividends and distributions reinvested, you must notify the plan administrator to that effect. This may be done by completing and submitting an enrollment form, by calling the plan administrator or by accessing your plan account at the plan administrator’s website, www.computershare.com. As a partial participant, you will receive your dividends and distributions in cash only with respect to the number of whole shares that you have specified. With respect to any other shares registered in your name, and with respect to the shares credited to your plan account on the books of the plan administrator, the corresponding dividends and distributions will be reinvested.

7.	May a stockholder elect to re-enroll after terminating participation in the Plan?

Yes. If, after enrolling in the Plan, you terminate your participation in the Plan and later wish to re-enroll in the Plan, you may restore your participation at any time by calling the plan administrator, going to www.computershare.com or by completing an enrollment form and delivering it to the plan administrator. To be effective on any given dividend or distribution payment date, such enrollment form must be received by the plan administrator prior to the related dividend record date.

Safekeeping/Deposit of Stock Certificates

8.	Can stock certificates be deposited into a stockholder’s plan account for safekeeping?

Yes. As a participant, you can deposit your certificate(s) for shares of our common stock into your plan account. To deposit your shares, you should send the certificate(s) to the plan administrator, at the address provided on page 6 of this prospectus, by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured. You should not sign the certificate(s) or complete the assignment section.

When submitting certificate(s) for deposit into your plan account, be sure to include a written request to have the certificate(s) deposited. Shares that you deposit will be credited in book-entry form to your plan account. The advantages of holding shares in book-entry form include protection against certificate loss, theft, and damage.

Purchase of Shares under the Plan

9.	How does the Plan work and how are shares allocated under the Plan?

When our board of directors declares a dividend or distribution, all non-participants will receive such dividend or distribution by check mailed directly to the record holder by or under the direction of the plan administrator. As a participant, you will have credited to your plan account the number of whole and fractional shares (computed to three decimal places) that could be obtained, at the price determined in accordance with the answers to Questions 10 and 12, with the cash, net of any applicable withholding taxes, that would have been paid to you if you were not a participant. Depending on the circumstances described in the answer to Question 10, such shares will be acquired by the plan administrator for participants either (i) through receipt of newly issued or treasury shares of common stock from us or (ii) by purchase of outstanding shares of common stock on the open market.

10.	When will shares acquired through the Plan be newly issued or from treasury as opposed to purchased in the open market?

If the market price per share of our common stock on the dividend or distribution payment date equals or exceeds by at least 110% the net asset value per share of our common stock as of the end of the most recently completed fiscal quarter (or as of such other time as may be determined by our board of directors), then the plan administrator will acquire shares of our common stock from us at a price equal to the greater of net asset value or the market price on that date less a 2% discount. At our discretion, shares sold to the plan administrator may be either newly issued shares or treasury shares.

The plan administrator will be under standing instructions not to acquire newly issued or treasury shares, and instead to buy shares in the open market, if (i) the market price per share of our common stock on the dividend or distribution payment date does not exceed 110% of the net asset value per share of our common stock as of the end of the most recently completed fiscal quarter (or as of such other time as may be determined by our board of directors) or (ii) we have advised the plan administrator that since such net asset value was last determined it has become aware of events that indicate the possibility of a change in per share net asset value as a result of which the net asset value of our common stock on the dividend or distribution payment date might be higher than the current market price of our common stock.

If the plan administrator buys shares on the market, it is possible that by the time the plan administrator has completed its purchases, the average per share purchase price paid by the plan administrator may exceed the price at which the newly issued shares would have been credited, or the shares’ net asset value. As a result, there would be credited to your plan account a smaller number of shares than would have been credited if the dividend or distribution had been paid in newly issued or treasury shares.

For purposes of this Question 10, (i) the market price of our common stock on a particular date will be equal to the average of the daily high and low trading prices reported for the shares in The Wall Street Journal NASDAQ listings for the five days on which trading of shares takes place immediately prior to the dividend or distribution payment date and (ii) the net asset value per share of our common stock on a particular date shall be as determined by or on behalf of us. Historically, our common stock has traded significantly above the net asset value per share. Therefore, we believe that in most, if not all cases, reinvested dividends will be made in newly issued or treasury shares.

11.	When will shares of our common stock be purchased under the Plan?

In the months in which dividends are paid, dividends will be invested beginning on the dividend or distribution payment date. If the shares of our common stock are to be newly issued or treasury shares, such shares will be issued or delivered on the dividend or distribution payment date. If our shares of common stock are to be purchased by the plan administrator in the open market, the plan administrator will make every effort to invest any dividends it receives promptly beginning on each dividend or distribution payment date, and in no event later than thirty days from such date, except where necessary under any applicable federal securities laws.

No interest will be paid on funds held by the plan administrator pending investment.

12.	How will the plan administrator purchase shares in the open market?

If the dividend or distribution is to be invested in shares purchased in the open market, the plan administrator will commingle all the participants’ funds in making such purchases for the participants’ plan accounts. The price at which the plan administrator will be deemed to have acquired shares of our common stock purchased in the open market will be the weighted average price of all shares of our common stock purchased for participants for that period.

We do not have the authority or power to direct the time or price at which our shares of common stock may be purchased or the selection of the broker or dealer through or from whom purchases are to be made. We will absorb all administrative expenses connected with the operation of the Plan (except brokerage commissions, which shall be borne pro rata by the participants). The plan administrator will hold the total shares of our common stock purchased for all participants in the name of its nominee and will have no responsibility for the value of such shares after such purchase.

Reports to Participants

13.	What accounts are maintained for participants and what reports on these accounts do participants receive?

The plan administrator will maintain a separate plan account for each participant. All shares issued to you under the Plan will be credited to your plan account. The plan administrator will mail to each participant a statement confirming the issuance of shares within fifteen days after the allocation of shares is made. The statement will show the amount of the dividend or distribution, the price at which shares were credited, the number of full and fractional shares credited, the number of shares previously credited and the cumulative total of shares credited. In addition, as a participant, you will receive copies of our annual and quarterly reports to stockholders, proxy statements and dividend income information for tax purposes. You may also view year-to-date transaction activity in your plan account under the Plan for the current year, as well as activity in prior years, by accessing your plan account at www.computershare.com.

Voting of Shares

14.	How will a participant’s shares be voted at meetings of stockholders?

You will receive a proxy card covering the total number of shares held by you of record, including shares credited to your plan account. If a proxy card is returned properly signed, but without indicating instructions as to the manner in which shares are to be voted with respect to any item thereon, the corresponding shares will be voted in accordance with the recommendation of our board of directors. If the proxy card is not returned, or it is unexecuted or improperly executed, the corresponding shares will not be voted unless you or your duly appointed representative votes in person at the meeting.

Certificates for Shares

15.	Will certificates be issued for shares issued under the Plan?

No. Certificates for shares issued under the Plan will not be furnished to you until your plan account is terminated or unless you request certificates through the Internet, by telephone or in writing for a specified number of shares credited to your plan account. All written requests for certificates should be directed to the plan administrator, allowing two weeks for processing. The issuance of certificates for shares credited to a plan account will not terminate your participation in the Plan. No certificate for a fractional share will be issued. If you terminate your participation in the Plan (see Question 19), the plan administrator will sell for your account any fractional share and send you a check for the proceeds, valued at the then current market price for our common stock, less any applicable brokerage commissions and any other costs of sale.

16.	In whose name will certificates be registered when issued?

Your plan account will be maintained in the name in which your share certificates were registered at the time you became a participant. Certificates for whole shares issued at your request from your plan account will be similarly registered.

Dividends and Stock Splits

17.	What happens if we issue a stock dividend or declare a stock split?

Any stock dividends or split shares we distribute on shares of our common stock with respect to both certificated and book-entry (whole and fractional) shares will be credited automatically to your plan account in book-entry form.

Federal Tax Consequences

18.	What is the tax status of reinvested dividends?

The automatic reinvestment of dividends and distributions will not relieve you of any income tax liability associated with such dividend or distribution. As a participant in the Plan, you will be treated for Federal income tax purposes as having received, on the dividend or distribution payment date, a dividend or distribution in an equal amount to the cash that you could have received instead of shares. The tax basis of such shares will equal the amount of such cash.

As a participant, you will not realize any taxable income upon receipt of a certificate for whole shares credited to your plan account either upon your request for a specified number of shares or upon termination of your enrollment in the Plan. As a participant, you will receive early in each year a Form 1099 regarding the Federal income tax status of all dividends and distributions taxable during the previous year.

For additional information on the tax consequences of your participation in the Plan, you should consult your own tax advisor.

Modification and Termination

19.	What happens if a participant wishes to terminate participation in the Plan?

You may terminate your participation in the Plan at any time by notifying the plan administrator through the Internet, by telephone or in writing. To be effective for any given dividend or distribution payment date, the notice to terminate must be received by the plan administrator before the record date for the dividend or distribution payment. All dividends or distributions with a record date after receipt of your notification will be sent directly to you. Upon termination of your participation, you will receive a certificate for the number of full shares of our common stock held for you by the plan administrator at no charge. At the same time, you will receive a check in payment for any fractional shares in your account, valued at the then current market price of our common stock, less any applicable brokerage commissions and any other costs of sale. If you prefer, you can request that your full shares of our common stock held by the plan administrator be sold (through the Internet, by telephone or in writing), and you will receive a check for the proceeds, valued at the then current market price of our common stock, less any applicable brokerage commissions and any other costs of sale.

All sale requests having an anticipated market value of $25,000.00 or more are expected to be submitted in written form.

20.	May the Plan be changed or discontinued?

We, along with the plan administrator, may amend, suspend or terminate the Plan at any time. Any such amendment, suspension or termination will be effective upon a designated dividend record date and notice of such amendment, suspension or termination will be sent to all participants at least thirty (30) days prior to such record date.

If the plan is terminated, whole shares will continue to be held in book-entry form in your plan account or distributed in certificate form at our sole discretion. A cash payment will be made for any fractional share.

Plan Administrator Responsibilities

21.	What are the plan administrator’s responsibilities under the Plan?

The plan administrator will not be liable under the Plan for any act done by the plan administrator in good faith or for any good faith omission to act including, without limitation, any claims for liability (a) arising out of failure to terminate a participant’s participation in the Plan upon the participant’s death prior to receipt of notice in writing of such death; (b) with respect to the prices at which shares are purchased or sold for the participant’s account and the time such purchases or sales are made; and (c) relating to the value of the shares acquired for the participant’s plan account.

The Internal Revenue Code of 1986, as amended, imposes certain reporting obligations upon brokers and other middlemen. As a result, the plan administrator will be required to report to the Internal Revenue Service and the participant any sales of stock by the plan administrator on behalf of a participant.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Arnold & Porter LLP, Washington, D.C. Samuel A. Flax, our Executive Vice President and General Counsel, served as counsel to Arnold & Porter LLP through December 31, 2005 and was previously a partner at that firm.

EXPERTS

The consolidated financial statements and consolidated financial highlights of American Capital Strategies, Ltd. appearing in American Capital Strategies, Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule 12-14 appearing therein), and American Capital Strategies, Ltd.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and consolidated financial highlights and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and, in accordance with those requirements, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, can be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may be obtained at prescribed rates. Information about the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Our common stock is listed on The NASDAQ Global Select Market and our corporate website is located at http://www.AmericanCapital.com.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the securities, we refer you to the registration statement and to such exhibits and schedules. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the SEC and hereby incorporate such documents by reference in this prospectus:

(1) Our Annual Report on Form 10-K for the year ended December 31, 2006.

(2) Our Current Reports on Form 8-K filed, respectively, March 27, 2007, February 14, 2007, February 6, 2007, and January 12, 2007; and

(3) The description of our common stock in our registration statement on Form 8-A, filed with the SEC on August 27, 1997, and all amendments or reports filed with the SEC for the purpose of updating such description.

Each document or report subsequently filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document (that also is or is deemed to be incorporated by reference in this prospectus) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than certain exhibits to such documents. Written requests should be directed to: American Capital Strategies, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, Attention: Investor Relations, telephone number (301) 951-6122.

We will make available free of charge, on or through the investor relations section of our web site, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act as soon as practicable after we electronically file such material with, or furnish it to the SEC. The information on our web site is incorporated by reference into this prospectus.

INDEMNIFICATION

Section 145 of the Delaware General Corporation Law, or DGCL, permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines, that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (i) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

We have adopted provisions in our Second Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws that provide for indemnification of our officers and directors to the maximum extent permitted under the DGCL.

As authorized by the DGCL, our Second Amended and Restated Certificate of Incorporation, as amended, limits the liability of our directors for monetary damages. The effect of this provision is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate our rights or those of any of our stockholders to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of our directors under federal securities laws.

We have purchased an insurance policy which purports to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

The foregoing descriptions are general summaries only. Reference is made to the full text of our Second Amended and Restated Certificate of Incorporation, as amended, and our Second Amended and Restated Bylaws, both initially filed with the SEC on August 12, 1997, as part of Pre-Effective Amendment Number 1 to the Registration Statement on Form N-2 (File No. 333-29943), which are incorporated herein by reference.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

002CS6038

Third Amended and Restated Dividend

Reinvestment Plan

5,000,000 Shares

Common Stock,

Par Value $0.01 Per Share

P R O S P E C T U S

Dated: March 30, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be incurred in connection with the issuance and distribution of the shares of common stock (“Common Stock”) of American Capital Strategies, Ltd. (the “Company”) being offered hereby payable by the registrant are as follows:

SEC Registration Fee[1]	$19,643.59
Printing and Engraving Costs[2]	$20,000.00
Fees and Expenses of Counsel[2]	$32,500.00
Accounting Fees and Expenses[2]	$10,000.00
Miscellaneous[2]	$2,897.62

TOTAL[2]	$85,041.21

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or DGCL, permits, under certain circumstances, the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation. To the extent that a director, officer, employee or agent of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court, upon application, determines, that he is entitled to indemnification under the circumstances. With respect to proceedings other than those brought by or in the right of the corporation, notwithstanding the outcome of such a proceeding, such person may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reason to believe his conduct was unlawful. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (i) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

[1]	Previously paid.
[2]	Estimated, including amounts previously reported.

The Company has adopted provisions in its Second Amended and Restated Certificate of Incorporation, as amended, and its Second Amended and Restated Bylaws provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL.

As authorized by the DGCL, the Company’s Second Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors of the Company for monetary damages. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. This provision does not limit or eliminate rights of the Company or the rights of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. This provision will not alter the liability of directors under federal securities laws.

The Company has purchased an insurance policy which purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

The foregoing descriptions are general summaries only. Reference is made to the full text of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, and its Second Amended and Restated Bylaws, both as previously filed with the SEC, and incorporated herein by reference to Exhibit 3.1 and Exhibit 3.2, respectively, to this Registration Statement.

ITEM 16. EXHIBITS

Exhibit 3.1	American Capital Strategies, Ltd. Second Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 2.a of the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 filed on August 12, 1997 (File No. 333-29943), as amended by a certain Certificate of Amendment, incorporated herein by reference to Exhibit 3.1 of Form 10-K for the year ended December 31, 1999, filed March 29, 2000, as further amended by a Certificate of Amendment No. 2 in the form filed as Appendix I to the Definitive Proxy Statement for the 2000 Annual Meeting filed on April 5, 2000 and as further amended by a Certificate of Amendment No. 3 dated as of May 4, 2004, incorporated herein by reference to Exhibit 2.a of the Pre-Effective Amendment to the Registration Statement on Form N-2 filed on May 6, 2004 (File No. 333-113859).

Exhibit 3.2	American Capital Strategies, Ltd. Second Amended and Restated Bylaws, incorporated herein by reference to Exhibit 2.b of the Pre-Effective Amendment Number 1 to the Registration Statement on Form N-2 (File No. 333-29943) filed on August 12, 1997.

Exhibit 4	Instruments defining the rights of security holders – see Exhibits 3.1 and 3.2.

Exhibit 5	Opinion of Arnold & Porter LLP regarding legality of common stock being registered, incorporated herein by reference to Exhibit 5 of the Registration Statement on Form S-3 filed March 15, 2005.

Exhibit 23.1	Consent of Arnold & Porter LLP, included in the opinion incorporated by reference as Exhibit 5 hereto.

Exhibit 23.2	Consent of Ernst & Young LLP.

Exhibit 24	Powers of Attorney of certain directors and officers of American Capital Strategies, Ltd., incorporated herein by reference to Exhibit 24 of the Registration Statement on Form S-3 filed March 15, 2005.

Exhibit 99	American Capital Strategies, Ltd. Third Amended and Restated Dividend Reinvestment Plan.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act, that are incorporated by reference in the Registration Statement;

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the city of Bethesda, state of Maryland, on March 30, 2007.

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Samuel A. Flax
Samuel A. Flax
Secretary

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Malon Wilkus	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)	March 30, 2007

* John R. Erickson	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	March 30, 2007

* Mary C. Baskin	Director	March 30, 2007

* Philip R. Harper	Director	March 30, 2007

* Stan Lundine	Director	March 30, 2007

* Kenneth D. Petersen, Jr.	Director	March 30, 2007

* Alvin N. Puryear	Director	March 30, 2007

*/s/ Samuel A. Flax Samuel A. Flax	Attorney-in-Fact	March 30, 2007

Exhibit Index

Exhibit	Description

Exhibit 3.1	American Capital Strategies, Ltd. Second Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 2.a of the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 filed on August 12, 1997 (File No. 333-29943), as amended by a certain Certificate of Amendment, incorporated herein by reference to Exhibit 3.1 of Form 10-K for the year ended December 31, 1999, filed March 29, 2000, as further amended by a Certificate of Amendment No. 2 in the form filed as Appendix I to the Definitive Proxy Statement for the 2000 Annual Meeting filed on April 5, 2000 and as further amended by a Certificate of Amendment No. 3 dated as of May 4, 2004, incorporated herein by reference to Exhibit 2.a of the Pre-Effective Amendment to the Registration Statement on Form N-2 filed on May 6, 2004 (File No. 333-113859).

Exhibit 3.2	American Capital Strategies, Ltd. Second Amended and Restated Bylaws, incorporated herein by reference to Exhibit 2.b of the Pre-Effective Amendment Number 1 to the Registration Statement on Form N-2 (File No. 333-29943) filed on August 12, 1997.

Exhibit 4	Instruments defining the rights of security holders – see Exhibits 3.1 and 3.2.

Exhibit 5	Opinion of Arnold & Porter LLP regarding legality of common stock being registered, incorporated herein by reference to Exhibit 5 of the Registration Statement on Form S-3 (File No. 123340) filed on March 15, 2005.

Exhibit 23.1	Consent of Arnold & Porter LLP, included in the opinion incorporated by reference as Exhibit 5 hereto.

Exhibit 23.2	Consent of Ernst & Young LLP.

Exhibit 24	Powers of Attorney of certain directors and officers of American Capital Strategies, Ltd., incorporated herein by reference to Exhibit 24 of the Registration Statement on Form S-3 (File No. 123340) filed March 15, 2005.

Exhibit 99	American Capital Strategies, Ltd. Third Amended and Restated Dividend Reinvestment Plan.